Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

Chapter 11

In re:

Allegiance Telecom, Inc., et al.	03-13057 (RDD)
Debtor(s)	Case No.

MONTHLY OPERATING STATEMENT FOR THE PERIOD
FROM APRIL 1, 2004 TO APRIL 30, 2004

DEBTORS’ ADDRESS:	Allegiance Telecom, Inc.
Attn: Christine Kornegay
9201 North Central Expressway
Dallas, TX 75231

DEBTORS’ ATTORNEY:	Kirkland & Ellis
Attn: Jonathan Henes
Citigroup Center
153 East 53rd Street
New York, NY 10022-4675

($ in thousands)

CONSOLIDATED MONTHLY DISBURSEMENTS:	$64,573

CONSOLIDATED MONTHLY OPERATING PROFIT (LOSS):	$(2,493)

The undersigned, having reviewed the attached report and being familiar with the Debtors’ financial affairs, verifies under penalty of perjury, that the information contained therein is complete, accurate and truthful to the best of my knowledge.

/s/ G. Clay Myers	June 1, 2004
G. Clay Myers

Date

Senior Vice President of Finance and Accounting

ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

AS OF APRIL 30, 2004

(in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$292,368
Short-term investments	2,857
Accounts receivable, net	99,495
Prepaid expenses and other current assets	17,706
Total current assets	412,426

Property and equipment, net	591,674
Deferred debt issuance costs, net	13,385
Long-term investments, restricted	7,224
Other assets, net	17,954

Total assets	$1,042,663

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$26,791
Accrued liabilities and other current liabilities	57,731
Total current liabilities	84,522

Liabilities Subject to Compromise:
Accounts payable and other claims	186,777
Senior secured credit facilities	477,827
Notes payable and accrued interest	668,675
Total liabilities subject to compromise	1,333,279

Stockholders’ Deficit:
Preferred stock	—
Common stock	1,252
Common stock in treasury, at cost	(45)
Common stock warrants	1,857
Additional paid-in capital	1,807,052
Accumulated deficit	(2,185,254)
Total stockholders’ deficit	(375,138)
Total liabilities and stockholders’ deficit	$1,042,663

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

MONTH ENDED APRIL 30, 2004

(in thousands)

Revenues	$50,366

Operating Expenses:
Network	22,966
Selling, general and administrative	24,556
Depreciation and amortization	18,084
Non-cash deferred compensation	179
Total operating expenses	65,785
Loss from operations	(15,419)

Other Income (Expense):
Interest income	229
Interest expense	(2,980)
Total other income (expense)	(2,751)
Net loss before reorganization items	(18,170)

Reorganization Items:
Professional fees	(1,864)
Other restructuring gains (losses)	17,541
Total reorganization items	15,677

Net Loss	$(2,493)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

MONTH ENDED APRIL 30, 2004

(in thousands)

Cash flows from operating activities:
Net loss	$(2,493)
Adjustments to reconcile net loss to cash provided by operating activities—
Reorganization expenses, net	(15,677)
Depreciation and amortization	18,084
Provision for uncollectible accounts receivable	801
Amortization of deferred debt issuance costs	116
Amortization of deferred compensation	179
Changes in assets and liabilities—
Decrease in accounts receivable	15,916
Decrease in prepaid expenses and other current assets	3,811
Decrease in other assets	671
Increase in accounts payable	1,251
Decrease in accrued liabilities and other current liabilities	(10,082)
Net provided by operating activities before reorganization items	12,577

Cash flows from reorganization items:
Reorganization expenses, net	15,677
Net restructuring gains	(17,541)
Decrease in post-petition restructuring accruals	(717)
Increase in liabilities subject to compromise	36,934
Net cash provided by operating activities	46,930

Cash flows from investing activities:
Purchases of property and equipment	(1,172)
Net cash used in investing activities	(1,172)

Cash flows from financing activities:
Payments on capital lease obligations	(410)
Net cash used in financing activities	(410)

Increase in cash and cash equivalents	45,348

Cash and cash equivalents, beginning of period	247,020
Cash and cash equivalents, end of period	$292,368

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,655

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

UNAUDITED SCHEDULE OF FEDERAL, STATE AND LOCAL TAXES

COLLECTED, RECEIVED, DUE OR WITHHELD

MONTH ENDED APRIL 30, 2004

(in thousands)

Payroll Taxes:
Gross wages and salaries paid or incurred	$16,242
Payroll taxes withheld	$3,884
Employer Payroll tax contributions incurred	1,182
Total payroll taxes	$5,066
Amount of payroll tax remitted to taxing agency	$5,066

Date(s) remitted to taxing agency	various dates during April 2004

Sales Taxes:
Gross taxable sales	$24,262
Sales taxes collected	1,134
Amount of sales tax remitted to taxing agency	$1,134
Date(s) remitted to taxing agency	various dates during May 2004

Property taxes paid	$420

Other taxes paid	$4,365

The information reported above is presented on a cash basis, and therefore may not be comparable to similarly titled measures derived pursuant to generally accepted accounting principles.

ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

NOTES TO UNAUDITED CONSOLIDATED MONTHLY OPERATING REPORT

FOR THE MONTH ENDED APRIL 30, 2004

(dollars in thousands)

1.  General:

Allegiance Telecom, Inc. is a facilities-based national local exchange carrier that provides integrated telecommunications services to business, government and other institutional users in major metropolitan areas across the United States of America and it is focused primarily on small to medium-sized businesses. Allegiance Telecom, Inc. was incorporated on April 22, 1997, as a Delaware corporation, and it and its subsidiaries are generally referred to herein as the “Company.”

The Company offers services in 36 of the largest metropolitan areas in the United States of America as follows: Atlanta, Austin, Baltimore, Boston, Chicago, Cleveland, Dallas, Denver, Detroit, Fort Lauderdale, Fort Worth, Houston, Long Island, Los Angeles, Miami, Minneapolis/St. Paul, New York City, Northern New Jersey, Oakland, Ontario/Riverside, Orange County, Philadelphia, Phoenix, Pittsburgh, Portland, Sacramento, St. Louis, San Antonio, San Diego, San Francisco, San Jose, Seattle, Tampa, Washington, D.C., West Palm Beach/Boca Raton and White Plains.

Voluntary Bankruptcy Filing.  On May 14, 2003 (the “Commencement Date”), Allegiance Telecom, Inc. and all of its direct and indirect wholly owned subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) in order to facilitate the restructuring of the Company’s debt, trade liabilities and other obligations. The reorganization is being jointly administered under the caption “In re Allegiance Telecom, Inc., et al. Case No. 03-13057 (RDD)” (the “Chapter 11 cases”). The Company is currently operating as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and applicable court orders. In general, as debtors-in-possession, the Company is authorized under Chapter 11 to continue to operate as an ongoing business, but may not engage in transactions outside the ordinary course of business without the prior approval of the Bankruptcy Court.

Under Section 362 of the Bankruptcy Code, the filing of a bankruptcy petition automatically stays most actions against the Company, including most actions to collect pre-petition indebtedness or to exercise control of the property of the Company’s estate. Absent an order of the Bankruptcy Court, in Chapter 11 substantially all pre-petition liabilities will be addressed under a plan of reorganization. The Bankruptcy Court established November 26, 2003 as the bar date for filing proofs of claims. The aggregate amount of pre-petition claims is not known at this time since the claims are still being reviewed and not all of the contract rejection claims have yet been filed.

Under Section 365 of the Bankruptcy Code, the Company may assume or reject certain pre-petition executory contracts and unexpired leases, including leases of real property, subject to the approval of the Bankruptcy Court and certain other conditions. In general, subject to certain conditions, rejection of a pre-petition unexpired lease or executory contract relieves the Company of performing future obligations under an unexpired lease or contract and is treated as a pre-petition breach of the lease or contract, generally resulting in any breach damages being treated as pre-petition liabilities. Counterparties to these rejected contracts or unexpired leases may file proofs of claim against the Company’s estate for such damages, if any. Generally, the assumption of a pre-petition executory contract or unexpired lease requires a debtor to cure most existing financial defaults, if any, including payment of any pre-petition amounts owed, but not previously paid, under such executory contract or unexpired lease. Due to the uncertain nature of many of the potential rejection and abandonment related claims and to the uncertain amount needed for cure payments, the Company cannot presently determine with certainty the ultimate aggregate liability that will result from cures or the filing of claims relating to such pre-petition contracts and unexpired leases that have been or may be assumed or rejected.

The United States Trustee for the Southern District of New York appointed an official committee of unsecured creditors (the “Creditors’ Committee”). The Creditors’ Committee and its legal representatives have a right to be heard on all matters related to the Company’s Chapter 11 cases that come before the Bankruptcy Court. The rights and claims of various creditors and security holders will be determined by a plan of reorganization that is confirmed by the Bankruptcy Court. Under the priority rules established by the Bankruptcy Code, certain post-petition liabilities and certain pre-petition liabilities (e.g., senior secured debt) are given priority over unsecured pre-petition indebtedness and need to be satisfied before unsecured creditors or stockholders are entitled to any distribution.

Asset Purchase Agreements.  Beginning after it filed the Chapter 11 cases, the Company had discussions with various third parties who were interested in purchasing some or all of the Company through the bankruptcy process, either through a 363 sale (a sale pursuant to Section 363 of Chapter 11 of the Bankruptcy Code) or in connection with a plan of reorganization. On December 18, 2003, the Company signed an Asset Purchase Agreement with Qwest Communications International Inc. (“Qwest”) to purchase substantially all of the assets of the Company, except for the Company’s customer premises equipment sales and maintenance business, dedicated dial-up access services business operated under an agreement with Level 3 Communications, LLC (“Level 3”), shared hosting business, and certain other assets.

On December 18, 2003 the Company filed with the Bankruptcy Court a Motion For Orders Pursuant To Sections 105(a), 363, 365 And 1146(c) Of The Bankruptcy Code: (A)(i) Fixing The Time, Date And Place For The Bidding Procedures Hearing And (ii) Approving The No-Shop Provisions Set Forth In The Asset Purchase Agreement With Qwest Communications International Inc.; (B)(i) Establishing Bidding Procedures And Bid Protections In Connection With The Sale Of Substantially All Of The Assets Of The Debtors, (ii) Approving The Form And Manner Of Notices, (iii) Approving The Asset Purchase Agreement Subject To Higher And Better Offers And (iv) Setting A Sale Approval Hearing Date; And (C)(i) Approving The Sale To Qwest Communications International Inc. Free And Clear Of All Liens, Claims And Encumbrances, (ii) Authorizing The Assumption And Assignment Of Certain Executory Contracts And Unexpired Leases And (iii) Granting Related Relief (the “Bidding Procedures Motion”). On January 9, 2004, the Bankruptcy Court approved the motion establishing certain bidding procedures and approved the Qwest Asset Purchase Agreement subject to higher and better offers.

On February 12 and 13, 2004, the Company conducted an auction for the Company in which on February 13, 2004, XO Communications, Inc. (“XO”) was selected as the winning bidder based on its offer of approximately $311,000 in cash and approximately 45.38 million shares of XO common stock. On February 18, 2004 the Company entered into an Asset Purchase Agreement with XO. On February 20, 2004, the Bankruptcy Court entered its Order (I) Approving the Sale Free and Clear of All Liens, Claims and Encumbrances to the Successful Bidder, (II) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, and (III) Granted Related Relief. Under the XO Asset Purchase Agreement, XO will purchase the stock of the operating subsidiaries of the Company as well as substantially all of the other assets of the Company, except its customer premises equipment sales and maintenance business, the dedicated dial-up access services business operated under an agreement with Level 3, the shared hosting business, and certain other assets. The transaction is structured so that once certain governmental approvals are received and certain other conditions are met, XO is obligated to place into escrow the consideration for the purchase and XO will be able to operate the assets it is acquiring subject to the Company’s consent and in accordance with applicable law, regulations, and tariffs. The government approvals were obtained on April 5, 2004, and the escrow funding occurred on April 14, 2004. Since

XO has now funded the purchase price into escrow under the XO Asset Purchase Agreement, XO has now assumed the risk of loss of the Company’s business and XO’s obligation to close the sale has become unconditional and irrevocable subject to the Company’s ability to terminate the XO Asset Purchase Agreement under certain specified circumstances. The XO Asset Purchase Agreement provides that the Company may terminate the XO Asset Purchase Agreement after funding into escrow has occurred but before final closing, if, among other things, XO breaches the XO Asset Purchase Agreement. Final closing under the XO Asset Purchase Agreement is scheduled to occur as part of the confirmation and effectiveness of the Company’s plan of reorganization unless either party elects to proceed without a plan of reorganization.  If the Company’s plan of reorganization is not confirmed by the Bankruptcy Court by June 7, 2004, or made effective by June 30, 2004, XO may elect to purchase the assets of the Company outside a plan of reorganization. The Company may at any time elect to close without a plan of reorganization.

XO is currently operating the acquired assets of the Company pursuant to an operating agreement subject to the Company’s consent and in accordance with applicable law, regulations, and tariffs. For the services provided by XO, the Company will pay XO the costs of operating the acquired assets (including reimbursing the costs of the company associated with those acquired assets) plus thirty percent; provided, however, that XO shall be paid solely out of the revenues generated by the acquired assets and all such costs are collectible solely from the cash receipts relating to the acquired assets. In the event that the cash receipts do not cover the costs to operate the acquired assets, the Company has no obligation to reimburse XO for any costs in excess of the cash receipts; provided, however, that any shortfall may be recovered from any months where the cash receipts from the acquired assets are in excess of XO’s fees for operating the acquired assets. The operating agreement expires once all consents have been obtained to transfer the acquired assets to XO and the assets have been transferred to XO.

One of the assets not being acquired by XO is the dedicated dial-up access services business operated under an agreement with Level 3, including the dedicated physical assets used by us to provide such services to Level 3. On February 27, 2004, the Company entered into a settlement agreement with Level 3 under which, among other things, agreed to settle disputes with Level 3 subject to Bankruptcy Court approval.  Under the settlement agreement upon execution, among other things, Level 3’s obligation to pay the February 2004 payment was suspended; Level 3 shall reimburse the Company for amounts paid to KMC Telecom XI (‘‘KMC’’) since February 1, 2004 and additional amounts intended to reimburse the Company for expenses associated with operating the dial-up access business for Level 3 since February 1, 2004; and we immediately begin paying Level 3 an amount equal to all reciprocal compensation related to traffic under the agreement, subject to Bankruptcy Court approval. On April 6, 2004, the Bankruptcy Court entered into an amended order approving this settlement agreement. The settlement agreement provides, among other things, for at consummation: Level 3 to pay the Company  $54 million at closing; the termination of the agreement between the Company and Level 3 for dedicated dial-up access services; the transfer of the dedicated physical assets used by the Company  to provide the dial-up access services to Level 3; assignment or, with Level 3’s consent, rejection of the KMC agreement which is used to support obligations to Level 3; and a significant reduction (and ultimate cessation) of revenues to us under this agreement on a going forward basis. The settlement agreement also provides that the Company  will retain a continuing obligation to provide certain termination assistance services to Level 3 and that XO will assume this obligation after the closing of the sale to them under the XO Asset Purchase Agreement. On April 19, 2004, the Company and Level 3 closed on the initial transactions contemplated by the settlement agreement including the payment of the $54 million by Level 3 to the Company.

Under the XO Asset Purchase Agreement, XO has determined the leases and executory contracts that it is assuming and those that the Company may reject on closing. Leases and executory contracts that XO has requested that the Company reject may create additional liabilities for the Company.

At this time, it is not possible to predict when and whether final closing will occur under the XO Asset Purchase Agreement. In addition, if the XO transaction does not close there can be no assurance that the Company will be able to sell the assets subject to this transaction to Qwest or other interested parties. Finally, there can be no assurance that if the Company is not sold that it will be able to successfully reorganize and emerge from bankruptcy as the Company has terminated the employment of a significant number of employees who would be necessary if the Company were to try to emerge as a stand-alone business.  The Company cannot accurately predict the effect of the Chapter 11 reorganization process on its business, its creditors or its stockholders. The Company’s future results depend on the timely and successful confirmation and implementation of a plan of reorganization. No assurance can be given that the Company will be successful in reorganizing its affairs within the Chapter 11 proceedings.

Plan of Reorganization.  In order to reorganize under Chapter 11 successfully, the Company will need to propose and obtain confirmation by the Bankruptcy Court of a plan of reorganization that satisfies the requirements of the Bankruptcy Code. As provided by the Bankruptcy Code, the Company initially had the exclusive right to file a plan of reorganization for 120 days from the Commencement Date, which expired September 11, 2003. Under various orders, the initial exclusivity period has been extended until July 14, 2004.

On April 22, 2004, the Company filed its Second Amended Disclosure Statement and Second Amended Joint Plan of Reorganization with the Bankruptcy Court (the “Plan”). On April 22, 2004, the Bankruptcy Court entered an order (a) approving Allegiance’s Second Amended Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code; (b) approving (i) procedures for solicitation of votes to accept or reject the Plan and the tabulation of such votes on the Plan, and (ii) certain related materials in connection therewith; and (c) scheduling the date and time on which the Court will hold a hearing to consider confirmation of the Plan.  Ballots have been distributed to those classes entitled to vote on the Plan.  The Confirmation Hearing is scheduled for June 7, 2004 at 10:00 a.m. at the Bankruptcy Court, but may be continued from time to time without further notice.

The proposed Plan addresses, among other things, the treatment of pre-petition obligations. This proposed Plan will result in holders of the Company’s Series B 11 3/4% notes due 2008 and 12 7/8% senior notes due 2008 receiving less than the face value of such notes as part of this Plan. Additionally, based on this proposed Plan filed by the Company, holders of the Company’s common stock will receive no value as part of the reorganization (and all shares of Allegiance Telecom, Inc. common stock will be extinguished and cancelled).

Unless an election is made to close the transactions in accordance with the XO Asset Purchase Agreement under Section 363 of the Bankruptcy Code, the closing under the XO Asset Purchase Agreement is scheduled to occur prior to or simultaneously with the effectiveness of the plan of reorganization. If the plan of reorganization is not confirmed, or, if the plan is not confirmed and exclusivity has expired, the Company, or any other party in interest, could attempt to formulate a different plan of reorganization and the Company or XO may elect to proceed to close under the XO Asset Purchase Agreement without the plan of reorganization. Such a plan might involve either a reorganization or continuation of the Company’s business or an orderly liquidation of the Company’s assets.

Statement of Position 90-7.  The consolidated monthly operating report has been prepared in accordance with the provisions of the American Institute of Certified Public Accountants Statement of Position 90-7 “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”). Pursuant to SOP 90-7, the Company’s pre-petition liabilities that are subject to compromise are reported separately on the balance sheet as an estimate of the amount that will ultimately be allowed by the Bankruptcy Court.

Pursuant to SOP 90-7, an objective of financial statements issued by an entity in Chapter 11 is to reflect its financial evolution during the proceeding.  For that purpose, the financial statements for periods including and subsequent to filing the Chapter 11 petition should distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business.  Certain expenses, realized gains and losses and provisions for losses not directly related to ongoing operations are reflected separately in the consolidated statement of operations as reorganization items.

Additionally, pre-petition debt that is subject to compromise must be recorded at the allowed claim amount, which generally results in the write-off of any deferred financing amounts associated with the debt.  Only certain claims relating to pre-petition debt have been allowed by the Bankruptcy Court as of the date of this Operating Report.  As a result, a majority of pre-petition debt subject to compromise is recorded at pre-petition value.

Certain pre-petition debt that is classified as subject to compromise, specifically the senior secured credit facilities, continues to accrue interest. Interest on the remaining pre-petition debt subject to compromise ceased to accrue on the Commencement Date. On December 18, 2003, the Company received final Bankruptcy Court approval for the continued use of its cash collateral under a Second Amended Final Order Authorizing Use of Cash Collateral by Consent (the “Second Amended Cash Collateral Order”). The Second Amended Cash Collateral Order among other things: (1) restricts the Company’s use of cash, (2) requires the Company to prepare and follow a budget and maintain a minimum weekly cash balance, and (3) requires the Company to provide certain financial, operational and other information to its senior lenders and the Creditors’ Committee. Under this Second Amended Cash Collateral Order, the Company is required to continue incurring and paying interest under its senior secured credit agreement.

Under various stipulations and orders, the expiration date of the Second Amended Cash Collateral Order has been extended.  On March 31, 2004, the Bankruptcy Court entered a stipulation and order that extends the expiration date for the approval for the continued use of cash collateral under of the Second Amended Cash Collateral Order to July 14, 2004.

The Company has not completed the process of reconciling its pre- and post-petition liabilities, and the amounts are subject to reclassification in future consolidated monthly operating reports.

Consolidation.  The accompanying financial statements include the accounts of Allegiance Telecom, Inc. and all of its subsidiaries. All significant intercompany balances and transactions have been eliminated.

3.  Summary of Significant Accounting Policies:

Consolidation.  The accompanying financial statements include the accounts of Allegiance Telecom, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents.  The Company includes as cash and cash equivalents, cash, marketable securities and commercial paper with maturities of three months or less at the date of purchase.

Short-Term Investments.  Short-term investments consist primarily of certificates of deposit and commercial paper with original maturities between three and 12 months at the date of purchase. Such short-term investments are carried at their accreted value, which approximates fair value. Short-term investments are held to maturity and unrealized gains and losses are not significant at December 31, 2003.

Long-term Investments, Restricted.  Restricted long-term investments consist of certificates of deposits maintained to secure letters of credit with terms exceeding 12 months. These investments are carried at their accreted value, which approximates fair value. Long-term investments are held to maturity and unrealized gains and losses are not significant at December 31, 2003.

Prepaid Expenses and Other Current Assets.  Prepaid expenses and other current assets consist of prepaid services, prepaid rent, prepaid insurance and refundable deposits. Prepayments are expensed on a straight-line basis over the corresponding life of the underlying agreements.

Financial Instruments.  The carrying value of the Company’s cash, short-term investments, accounts receivable and accounts payable approximates their fair value. At December 31, 2003, the Company’s 11 3/4% senior discount notes due 2008, 12 7/8% senior discount notes due 2008 and senior secured credit facilities were all trading at values below their carrying value. The carrying value of these debt instruments in the Company’s consolidated financial statements is significantly higher than their fair value.

Property and Equipment.  Property and equipment includes network equipment, land, leasehold improvements, software, office equipment, furniture and fixtures and construction-in-progress. These assets are stated at cost, which includes direct costs and capitalized interest and are depreciated over their respective useful lives using the straight-line method. Repair and maintenance costs are expensed as incurred.

Impairment of Long-Lived Assets.  The Company reviews the carrying values of property and equipment and intangible assets for impairment whenever current events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If impairment indicators are present, the Company analyzes the projected undiscounted cash flows associated with property and equipment and intangible assets to determine the fair value of these assets. If the assets are determined to be impaired, a loss is recorded in the amount that the carrying value of the assets exceeds their fair value.

In accordance with the guidance provided by the Financial Accounting Standards Board in Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company considered the bankruptcy filing on May 14, 2003 and the pending sale of the business as of December 31, 2003 triggering events which required that the Company’s long-lived assets be evaluated for impairment. Based on the expected consideration from the sale of the majority of the Company’s assets to XO approved by the Bankruptcy Court on February 20, 2004, it was determined that the proceeds generated from the sale are sufficient to recover the current carrying value of the Company’s long-lived assets.

Under accounting guidelines commonly referred to as “fresh start”, the fair value of all assets of the Company will be estimated as it emerges from bankruptcy in conformity with accounting principles generally accepted in the United States of America, specifically by Financial Accounting Standards Board in Statement of Financial Accounting Standards No. 141 “Business Combinations”. Under fresh start accounting, an enterprise value will be determined based on a plan of reorganization for the Company and will be used to determine the fair value of all the Company’s assets and liabilities. The assumptions in a plan of reorganization may vary from the assumptions used by the Company to evaluate impairment of long-lived assets; therefore the fair values assigned to the assets upon emergence may be different than the carrying values reflected in this Operating Report. As a result, an adjustment to the fair value of long-lived assets may be required.

Deferred Debt Issuance Costs.  Deferred debt issuance costs include costs incurred by the Company in raising debt proceeds. These costs were being amortized to interest expense over the life of the related debt before the Commencement Date. In accordance with SOP 90-7, the Company stopped recording interest expense on the Company’s Series B 11 3/4% notes due 2008 and 12 7/8% senior notes due 2008 as of the Commencement Date.  Accordingly, the deferred debt issuance costs related to this debt is no longer being amortized.  Under the Second Amended Cash Collateral Order, the Company is required to continue incurring and paying interest under its senior secured credit facilities.  Accordingly, the deferred debt issuance costs related to the senior secured credit facilities continue to be amortized to interest expense over the life of the debt.

Intangible Assets.  Intangible assets are included in other assets and consist primarily of acquired customer lists with definite useful lives. These intangible assets are amortized on a straight-line basis over their estimated useful lives, generally ranging from one to three years.

Restricted Investments.  Short-term and long-term restricted investments include certificates of deposit held as collateral for letters of credit issued on behalf of the Company.

Revenue Recognition.  Revenues for voice, data and other services to end users are recognized in the month in which the service is provided. Amounts invoiced and collected in advance of services provided are recorded as deferred revenue and are recognized as revenue over the period that the services are provided (see Note 6 for amounts of deferred revenue). Revenues for carrier interconnection, access and reciprocal compensation are recognized in the month in which the service is provided, except when realization of these revenues is not reasonably assured. The ability of competitive local exchange carriers (such as the Company) to earn local reciprocal compensation revenues and access revenues is the subject of numerous regulatory and legal challenges. Until these issues are ultimately resolved, the Company’s policy is to recognize this revenue only when realization is reasonably assured.

For customer premises equipment contracts, revenue is recognized using the percentage-of-completion method, based on the percentage which incurred contract costs to date bear to total estimated contract costs after giving effect to the most recent estimates of total cost. Risks relating to delivery, usage, productivity and other factors are considered in the estimation process. The effect of changes to total estimated contract revenue and costs is recognized in the period such changes are determined. Provisions for estimated losses on individual contracts are made in the period in which the loss first becomes apparent.

Network Expenses.  Network expense is recognized in the month in which the service is utilized. Accruals for unbilled leased network facilities, network access charges, and equipment colocation charges are based on circuit counts, estimated usage, and active colocation sites. Additionally, accrued network expense includes charges invoiced by carriers that are probable network expenses but have not yet been paid due to rate or volume disputes with other carriers. Network expenses do not include an allocation of depreciation or amortization expense.

Stock-Based Compensation.  The Company has three stock-based compensation plans, the 1997 Nonqualified Stock Option Plan, the 1998 Stock Incentive Plan and the Employee Stock Discount Purchase Plan. The Company applies the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and the related interpretations in accounting for the Company’s plans. Fixed stock option awards with pro-rata vesting are recognized as expense using the straight-line method over the vesting period.

Treasury Stock.  Treasury stock transactions are accounted for using the cost method.

Income Taxes.  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Segment Reporting.  The Company operates its business as a single segment, providing integrated telecommunications services. This segment includes all services offered by the Company, including local voice service, long distance service, data services, and customer premise equipment sales and maintenance services. These services have similar network operations and are sold through similar sales channels to the same targeted customer base. The Company manages these services as a single segment and prepares and reviews financial results on this single segment.

Use of Estimates in Financial Statements.  The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. The Company continually evaluates its estimates, including those related to revenue recognition, accounts receivable, network expenses and impairment of long-lived assets. The Company bases its estimates on historical experience and on other relevant assumptions that are believed to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Recent Accounting Pronouncements.  In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which addresses consolidation by business enterprises of variable interest entities (“VIEs”) either: (1) that do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) in which the equity investors lack an essential characteristic of a controlling financial interest. In December 2003, the Financial Accounting Standards Board completed deliberations of proposed modifications to FIN 46 (“Revised Interpretations”) resulting in multiple effective dates based on the nature as well as the creation date of the VIE. VIEs created after January 31, 2003, but prior to January 1, 2004, may be accounted for either based on the original interpretation or the Revised Interpretations.

However, the Revised Interpretations must be applied no later than the Company’s first quarter of 2004. VIEs created after January 1, 2004 must be accounted for under the Revised Interpretations. Special Purpose Entities created prior to February 1, 2003 may be accounted for under the original or Revised Interpretation’s provision no later than our fourth quarter of 2003. Non-Special Purpose Entities created prior to February 1, 2003, should be accounted for under the Revised Interpretation’s provisions no later than the Company’s first quarter of 2004. The adoption of FIN 46 did not have a material effect on the Company’s financial position or results of operations.

4.  Insurance and Taxes:

All insurance policies, including workers’ compensation and disability insurance, and all post-petition taxes due are fully paid for the current reporting period.

5.  Notes Payable and Accrued Interest:

Notes payable and accrued interest at April 30, 2004, consisted of the following:

Series B 11 3/4% notes, face amount $445,000 due April 15, 2008; effective interest rate of 12.21%; at accreted value	$440,489
Accrued interest - Series B 11 3/4% notes	12,782
12 7/8% senior notes, face amount $205,000 due May 15, 2008; effective interest rate of 13.24%; at accreted value	202,354
Accrued interest - 12 7/8% senior notes	13,050
$668,675

6.  Other Restructuring Gains (Losses):

Other restructuring gains (losses) at April 30, 2004 include a gain of $19,510 related to the settlement agreement with Level 3 (see Note 1).

ALLEGIANCE TELECOM, INC. AND SUBSIDIARIES

(DEBTORS-IN-POSSESSION)

DETAIL OF DISBURSEMENTS BY DEBTOR ENTITY

(in thousands)

Debtor Name	Case Number	April 1 to April 30, 2004
Allegiance Telecom, Inc.	03-13057	$—
Adgrafix Corporation	03-13060	74
ALGX Business Internet, Inc.	03-13061	159
Allegiance Internet, Inc.	03-13062	3,365
Allegiance Telecom Company Worldwide	03-13064	3,467
Allegiance Telecom International, Inc.	03-13066	—
Allegiance Telecom of Arizona, Inc.	03-13067	545
Allegiance Telecom of California, Inc.	03-13069	5,112
Allegiance Telecom of Colorado, Inc.	03-13070	606
Allegiance Telecom of Florida, Inc.	03-13073	1,463
Allegiance Telecom of Georgia, Inc.	03-13074	814
Allegiance Telecom of Illinois, Inc.	03-13075	1,432
Allegiance Telecom of Indiana, Inc.	03-13076	—
Allegiance Telecom of Maryland, Inc.	03-13077	640
Allegiance Telecom of Massachusetts, Inc.	03-13078	569
Allegiance Telecom of Michigan, Inc.	03-13079	922
Allegiance Telecom of Minnesota, Inc.	03-13080	398
Allegiance Telecom of Missouri, Inc.	03-13081	1,004
Allegiance Telecom of Nevada, Inc.	03-13082	—
Allegiance Telecom of New Jersey, Inc.	03-13084	866
Allegiance Telecom of New York, Inc.	03-13055	1,849
Allegiance Telecom of North Carolina, Inc.	03-13085	—
Allegiance Telecom of Ohio, Inc.	03-13088	464
Allegiance Telecom of Oklahoma, Inc.	03-13090	—
Allegiance Telecom of Oregon, Inc.	03-13092	319
Allegiance Telecom of Pennsylvania, Inc.	03-13093	699
Allegiance Telecom of Texas, Inc.	03-13095	5,319
Allegiance Telecom of the District of Columbia, Inc.	03-13097	464
Allegiance Telecom of Virginia, Inc.	03-13098	159
Allegiance Telecom of Washington, Inc.	03-13099	669
Allegiance Telecom of Wisconsin, Inc.	03-13100	—
Allegiance Telecom Purchasing Company	03-13101	467
Allegiance Telecom Service Corporation	03-13103	27,831
Coast to Coast Telecommunications, Inc.	03-13104	96
Hosting.com, Inc.	03-13105	83
InterAccess Telecommunications Co.	03-13106	—
Jump.Net, Inc.	03-13107	—
Shared Technologies Allegiance, Inc.	03-13108	4,714
Virtualis Systems, Inc.	03-13109	4

TOTAL		$64,573